Exhibit 2.1

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1, dated as of April 20, 2017 (this “Amendment”), to the Asset Purchase Agreement (the “Agreement”), dated as of March 15, 2017, is made and entered into by and between PTC Therapeutics, Inc., a Delaware corporation (“Buyer”), and Marathon Pharmaceuticals, LLC, a Delaware limited liability company (“Seller”). Capitalized terms used, but not otherwise defined, in this Amendment shall have the meanings ascribed to them in the Agreement. Buyer and Seller may be referred to herein, together, as the “Parties” and, individually, as a “Party”.

WHEREAS, Buyer and Seller have previously entered into the Agreement pursuant to which, among other things, Seller has agreed to sell, assign, transfer and deliver (or cause to be sold, assigned, transferred or delivered) to Buyer, and Buyer has agreed to purchase from Seller, the Acquired Assets, upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to Section 10.10 of the Agreement, Buyer and Seller desire to amend the Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the Parties hereby agree as follows:

1.Section 1.4(xi) of the Agreement is hereby amended and restated to read in its entirety as follows:
“(xi)    Books and Records. Copies of all Product Books and Records (to be delivered at Closing or within two (2) Business Days thereafter); and”
2.Sections 5.16(b) and (c) of the Agreement are hereby amended to read in their entirety as follows:
“(b)    Product Returns. Buyer shall be financially responsible for all costs associated with any customer or wholesaler returns of all Products, regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers, including, but not limited to, Product included in the Seller Labeled Inventory, Retained Inventory sold by Seller after the Closing Date under and in accordance with Section 5.17 of this Agreement and Product bearing Buyer’s NDC numbers, which returns shall be made in accordance with Buyer’s returned goods policy at the time of such return, unless otherwise mutually agreed by Buyer and Seller; and Buyer shall be responsible for processing all such returns.
(c)    Government Rebates. Buyer shall be solely responsible for and with respect to all rebates relating to the sale of the Products pursuant to any government (federal or state) drug rebate programs (including, but not limited to, Medicaid, 340B Drug Discount Program, and Medicare gap coverage plans) ("Government Rebates"), regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers (including, but not limited to, Retained Inventory sold by Seller after the Closing Date under and in accordance with Section 5.17 of this Agreement), which includes, but is not limited to, all obligations to make any and all submissions, certifications, and payments (including, but not limited to, any penalties or late fees) related to such Government Rebates. Buyer shall: (A) ensure that Seller receives all Government Rebate-related correspondence or other notifications from the applicable Governmental Authority related to such Government Rebates; and (B) indemnify and hold harmless Seller from all liability arising from or with respect to such Government Rebates.”
3.Section 5.16(e) of the Agreement is hereby amended and restated to read in its entirety as follows:
“(e)    Chargeback Claims.

(i)Buyer shall be solely responsible for and with respect to all chargeback claims (the “Chargeback Claims”) relating to the sale of the Products, regardless of whether they bear Seller’s NDC numbers or Buyer’s NDC numbers (including, but not limited to, Retained Inventory sold by Seller after the Closing Date under and in accordance with Section 5.17 of this Agreement).

(ii) Within thirty (30) Days after the Closing Date, Buyer shall (1) (aa) apply to the VA to approve the addition of the Products (including Seller Labeled Inventory) to Buyer’s Master Agreement/Pharmaceutical Pricing Agreement/Federal Supply Schedule Contract (“FSS”) or (bb) apply to obtain an interim FSS contract in Buyer’s (or its Affiliate’s) name for the Products (including Seller Labeled Inventory); (2) as applicable consistent with Buyer’s commercialization plans, apply to obtain an interim Medicaid Drug Rebate Program Agreement in Buyer’s (or its Affiliates’) name with the Centers for Medicare and Medicaid Services; and (3) as applicable consistent with Buyer’s commercialization plans, apply to obtain a 340B Pharmaceutical Pricing Agreement in Buyer’s (or its Affiliates’) name with the Health Resources and Services Administration.”

4.Section 5.17 of the Agreement is hereby amended and restated to read in its entirety as follows:
“5.17    Buyer Launch. Buyer agrees that it will Launch the Products in the United States, and commercialize and sell the Products into the commercial channel, on or prior to May 12, 2017 (the “Agreed Upon Buyer Launch Date”); provided, however, that, in the event Buyer fails to so Launch the Products (and commercialize and sell the Products into the commercial channel) in the United States on or prior to the Agreed Upon Buyer Launch Date, Buyer acknowledges and agrees that Seller shall be expressly authorized and empowered hereunder to Launch the Products in the United States using the Retained Inventory until such time as Buyer Launches the Products in the United States, and, in connection therewith, Buyer hereby grants to Seller, and Seller hereby accepts, a non-exclusive, non-transferable, non-sublicensable, license in the United States under the Acquired Assets and the Assigned Contracts to so Launch the Products in the United States

and to commercialize and sell the Retained Inventory for its own account in the United States, including, the right to sell the Retained Inventory to US Bioservices Corporation or another specialty distributor selected by Seller (“US Bio”) for distribution into the commercial channel; provided, further, that Seller shall pay to Buyer with respect to such Product sales an amount equal to sixty percent (60%) of the Profit Share. For purposes of this Section 5.17, “Profit Share” is defined as the gross sales amount invoiced by Seller with respect to the sale of the Product to US Bio hereunder, less a standard and customary “prompt pay” discount, less the applicable cost of goods sold and less any out-of-pocket expenses. Except for such Profit Share, such license shall be fully-paid up and royalty free.”
5.Section 5.18 of the Agreement is hereby amended by deleting the phrase “[W]ithin twenty (20) days following the Closing,” in the first and last sentence thereof and replacing it with the phrase “[O]n or prior to May 15, 2017,”.
6.Section 9.1 of the Agreement is hereby amended by inserting the following definition in alphabetical order therein:
“Retained Inventory” means the Seller Labeled Inventory listed on Schedule 5 attached hereto.”
7.Section 9.1(a)(ii) of the Agreement is hereby amended and restated to read in its entirety as follows:
“all Inventories, wherever located, including consignment Inventory and Inventory held or order or in transit, but expressly excluding the Retained Inventory; provided, however, (xx) that in the event Buyer Launches the Products in the United States (and commercializes and sells the Products into the commercial channel in the United States) on or prior to the Agreed Upon Buyer Launch Date as provided for in Section 5.17, the Retained Inventory shall thereafter be deemed to constitute an “Acquired Asset” for purposes of this Agreement, and (yy) that in the event Seller Launches the Products in the United States (and commercializes and sells the Products into the commercial channel in the United States) after the Agreed Upon Buyer Launch Date as provided for in Section 5.17, and Buyer subsequently Launches the Products in the United States (and commercializes and sells the Products into the commercial channel in the United States), any remaining Retained Inventory held by Seller shall thereafter be deemed to constitute an “Acquired Asset” for purposes of this Agreement;”
8.The reference to “Section 2.10(a)(i) of the Seller Disclosure Schedule” in Section 9.1(e) of the Agreement (“Assigned Contracts”) is hereby deleted and replaced with “Section 2.11(a)(i) of the Seller Disclosure Schedule” and the Contracts listed on Schedule A attached hereto are added as “Assigned Contracts” for purposes of the Agreement, with the Parties expressly agreeing that (a) if the assignment of any such additional Assigned Contract requires the consent of a Third Party thereto, the Parties shall attempt to obtain such Third Party consent on or prior to the Closing, but obtaining such Third Party consent shall not constitute a closing condition for purposes of this Agreement, including, but not limited to, Sections 1.4(a)(vi) and 6.1(b) of the Agreement, and (b) if any such Third Party consent is not obtained on or prior to the Closing, such applicable additional Assigned Contract shall constitute a “Deferred Item” as defined in, and subject to, Section 1.1(c) of the Agreement.
9.Schedule I to the Agreement is hereby amended and restated in its entirety to read in its entirety as set forth on Schedule I-1 or Schedule I-2 attached hereto, as applicable.
10.Set forth on Schedule 2 attached hereto is a list of domain names included in the Acquired Assets.
11.A new Schedule 5 (“Retained Inventory”) shall be attached to the Agreement, which Schedule 5 is attached hereto as Schedule 5 to this Amendment.
12.Notwithstanding anything to the contrary set forth herein or in the Agreement, including, without limitation, Section 1.4(b)(vi) thereof, the Parties hereby agree that Buyer’s delivery of a resale certificate with respect to the Inventories, in form and substance reasonably acceptable to Buyer, shall not be a condition to Closing; provided, that the Parties shall use their commercially reasonable efforts to cause such resale certificate to be delivered as soon as reasonably practicable following the Closing
13.This Amendment shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

14.This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Amendment shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.
15.Except as otherwise provided herein, the Agreement shall remain unchanged and in full force and effect.
16.From and after the execution of this Amendment by the Parties, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first written above.

PTC THERAPEUTICS, INC.
By: /s/ Mark E. Boulding
Name: Mark E. Boulding
Title: Executive Vice President and Chief Legal Officer
MARATHON PHARMACEUTICALS, LLC
By: /s/ Patrick J. Morris
Name: Patrick J. Morris
Title: Executive Vice President, Legal Affairs, Mergers, Acquisitions and General Counsel

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]